Exhibit 4.3
DESCRIPTION OF CAPITAL STOCK

The following summary of certain provisions of the capital stock of Ranger Oil Corporation (“we,” “our,” “us” and “our company”) does not purport to be complete and is subject to and is qualified in its entirety by our Fourth Amended and Restated Articles of Incorporation (as amended, the “Articles of Incorporation”) and our Seventh Amended and Restated Bylaws (as amended, the “Bylaws”). We urge you to read the Articles of Incorporation, the Bylaws and the applicable provisions of the Virginia Stock Corporation Act (“VSCA”). The Articles of Incorporation and Bylaws are incorporated by reference as exhibits to the Annual Report on Form 10-K, of which this Exhibit 4.1 is a part.

As of March 4, 2022, our authorized capital stock was 145,000,000 shares. Those shares consisted of (i) 110,000,000 shares of Class A common stock, par value $0.01 per share (“Class A common stock”), of which 21,115,294 were outstanding as of March 4, 2022, (ii) 30,000,000 authorized shares of Class B common stock, par value $0.01 per share (“Class B common stock”), of which 22,548,998 shares were outstanding as of March 4, 2022, and (iii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were outstanding as of March 4, 2022.

Our Class A common stock is currently listed on the Nasdaq Global Select Market under the symbol “ROCC.”

Common Stock

We have two classes of common stock: Class A common stock and Class B common stock. Except as otherwise required by law or the Articles of Incorporation, each holder of Class A common stock and Class B common stock is entitled to one vote for each share of common stock held of record by such holder. The holders of record of Class A common stock and Class B common stock vote together as a single class on all matters on which holders of the Class A common stock and Class B common stock are entitled to vote (and, if any holders of preferred stock are entitled to vote together with the holders of Class A common stock and Class B common stock, as a single class with such holders of preferred stock); provided, however, that the directors designated by JSTX Holdings, LLC (“JSTX”) and Rocky Creek Resources, LLC (“Rocky Creek”, and together with JSTX and each of their respective successors and permitted assigns, collectively, the “Permitted Class B Owners”) will be elected by holders of a majority of the shares of Class B common stock voting as a separate class. See “—Class B Common Stock—Board Representation” below.

Holders of Class A common stock and Class B common stock may not cumulate their votes in the elections of directors. Except as otherwise required by the Articles of Incorporation or the VSCA, the vote required to constitute any voting group’s approval of a plan of merger or share exchange is a majority of all the votes cast thereon by such voting group. Except as otherwise required by the Articles of Incorporation, or described herein, the affirmative vote of more than two-thirds of the outstanding shares of our Class A common stock and Class B common stock is required for amendments to the Articles of Incorporation, the approval of certain sales or other dispositions of assets outside the usual and regular course of business, conversions, domestications and dissolutions. The affirmative vote of at least 67% of the total voting power of all of our outstanding shares entitled to vote generally in the election of directors, voting together as a single class, is required to amend the “Corporate Opportunity” provisions of the Articles of Incorporation described below. Except as otherwise required by the Articles of Incorporation, or described herein, all other matters to be voted on by shareholders must be approved by a majority of the votes cast on the matter.

Class A common stock

On October 6, 2021, all outstanding shares of our common stock were renamed and reclassified as shares of Class A common stock. The holders of shares of Class A common stock are not entitled to vote on any amendment to the Articles of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock or other class of common stock (including the Class B common stock) if the holders of such affected series or class, as the case may be, are entitled, either separately or together with the holders of one or more other such series or class, to vote thereon pursuant to the Articles of Incorporation or pursuant to the VSCA, provided that such amendment does not alter or change the designations, powers, preferences or rights of the shares of Class A common stock so as to affect them adversely.

Exhibit 4.3
The holders of Class A common stock have no preemptive rights to purchase shares of Class A common stock. Shares of Class A common stock are not subject to any redemption or sinking fund provisions and are not convertible into any of our other securities. In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of Class A common stock will share equally in the assets remaining after it pays its creditors and preferred shareholders. Holders of our Class A common stock are entitled to receive dividends when and if declared by our Board of Directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. All outstanding shares of Class A common stock are fully paid and non-assessable.

Class B Common Stock

On October 6, 2021, all outstanding shares of our Series A Preferred Stock were exchanged for shares of the newly authorized Class B common stock at a ratio of one share of Class B common stock for each 1/100th of a share of Series A Preferred Stock.

Shares of our Class B common stock are non-economic interests in our company, and no dividends can be declared or paid on the Class B common stock. In the event of our voluntary or involuntary liquidation, dissolution or winding up, after payment or provision for payment of our debts and other liabilities, the holders of the Class B common stock will be entitled to receive, out of our assets or proceeds thereof available for distribution to our shareholders, before any distribution of such assets or proceeds is made to or set aside for the holders of Class A common stock and any other of our stock ranking junior to the Class B common stock as to such distribution, payment in full in an amount equal to $0.0001 per share of Class B common stock. With exception of the aforementioned distribution, the holders of shares of Class B common stock will not be entitled to receive any of our assets in the event of our voluntary or involuntary liquidation, dissolution or winding up.

Our Class B common stock is not convertible into any of our other securities. However, if a holder exchanges one common unit of PV Energy Holdings, L.P., a Delaware limited partnership (the “Partnership”), for one share of our Class A common stock, it must also surrender to us a share of our Class B common stock for each common unit exchanged.

For so long as any shares of Class B common stock remain outstanding, we may not, without the prior vote or written consent of the holders of a majority of the shares of Class B common stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of the Articles of Incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would adversely alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock.

The holders of Class B common stock have no preemptive rights to purchase shares of Class B common stock. Shares of Class B common stock are not subject to any redemption or sinking fund provisions. All outstanding shares of Class B common stock are fully paid and non-assessable.

Board Representation

As of October 6, 2021, our Board of Directors was composed of nine members. For so long as the Permitted Class B Owners have the right to redeem or exchange common units for Class A common stock pursuant to the partnership agreement of the Partnership, holders of a majority of the total number of outstanding shares of Class B common stock are entitled to designate to our Board of Directors the following number of directors:

•up to five directors until such time as the number of shares of Class A common stock and Class B common stock then held by the Permitted Class B Owners (such sum, the “Total Class B Ownership”) is less than or equal to 50% of the number of shares of Class A common stock and Class B common stock combined then outstanding (such sum, the “Total Shares”);
•up to four directors until such time as the Total Class B Ownership continuously held is less than 40% of the Total Shares;
•up to three directors until such time as the Total Class B Ownership continuously held is less than 30% of the Total Shares;
•up to two directors until such time as the Total Class B Ownership continuously held is less than 20% of the Total Shares; and
•one director until such time as the Total Class B Ownership continuously held is less than 10% of the Total Shares.

Exhibit 4.3
For so long as the Permitted Class B Owners have the right to designate any directors, the size of our Board of Directors will not be decreased in a manner that would limit the above listed designation rights. Upon the occurrence of the above step-downs, such directors designated by the Permitted Class B Owners in excess of the entitled number of designations will promptly resign from our Board of Directors, the size of our Board of Directors will automatically be reduced as applicable and any right to designate such directors will automatically terminate.

Preferred Stock

Our Board of Directors is authorized, without approval of shareholders, to issue one or more series of preferred stock. Subject to the provisions of the Articles of Incorporation and limitations prescribed by law, our Board of Directors may adopt an amendment to the Articles of Incorporation setting the number of shares of each series and the rights, preferences and limitations of each series, including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any wholly unissued series of preferred stock, the number of shares constituting each series and the terms and conditions of issue.

Undesignated preferred stock may enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our Class A common stock and Class B common stock. For example, any preferred stock issued may rank prior to our Class A common stock and Class B common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Class A common stock. As a result, the issuance of shares of preferred stock may discourage bids for our Class A common stock or may otherwise adversely affect the market price of our Class A common stock or any then existing preferred stock.

Anti-Takeover Provisions

Certain provisions in the Articles of Incorporation and the Bylaws, as well as certain provisions of Virginia law, may make more difficult or discourage a takeover of our business.

Certain Provisions of the Articles of Incorporation and the Bylaws

Shareholder Action by Unanimous Consent. Any action that could be taken by shareholders at a meeting may be taken, instead, without a meeting and without notice if a consent in writing is signed by all the shareholders entitled to vote on the action.
Blank Check Preferred Stock. The Articles of Incorporation authorize the issuance of blank check preferred stock. As described above under “—Preferred Stock,” our Board of Directors can set the voting rights, redemption rights, conversion rights and other rights relating to such preferred stock and could issue such stock in either private or public transactions. In some circumstances, the blank check preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt that the Board opposes.

Vacancies in the Board. Subject to the rights of any preferred stock and the rights of the Permitted Class B Owners described above, any vacancy in our Board of Directors resulting from any death, resignation, retirement, disqualification, removal from office or newly created directorship resulting from an increase in the authorized number of directors or otherwise may be filled by majority vote of the remaining directors then in office, even if less than a quorum, or shareholders.

Special Meetings of Shareholders. Special meetings of shareholders may be called at any time and from time to time only upon the written request of our Board of Directors, the chairman of our Board of Directors or the holders of a majority of the total voting power of all of our outstanding shares entitled to vote generally in the election of directors.

Advance Notice Requirements for Shareholder Director Nominations and Shareholder Business. The Bylaws require that advance notice of shareholder director nominations and shareholder business for annual meetings be made in writing and given to our corporate secretary, together with certain specified information, not less than 90 days nor more than 120 days before the anniversary of the immediately preceding annual meeting of shareholders, subject to other timing requirements as specified in the Bylaws.

Exhibit 4.3
Virginia Anti-Takeover Statutes and Other Virginia Laws

Control Share Acquisitions Statute. Under the Virginia control share acquisitions statute, shares acquired in an acquisition that would cause an acquiror’s voting strength to meet or exceed any of three thresholds (20%, 33 1/3% or 50%) have no voting rights unless (1) those rights are granted by a majority vote of all outstanding shares other than those held by the acquiror or any officer or employee director of the corporation or (2) the articles of incorporation or bylaws of the corporation provide that the provisions of the control share acquisitions statute do not apply to acquisitions of its shares. An acquiring person that owns five percent or more of the corporation’s voting stock may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. This regulation was designed to deter certain takeovers of Virginia public corporations. Virginia law permits corporations to opt out of the control share acquisition statute. We have not opted out.

Affiliated Transactions. Under the Virginia anti-takeover law regulating affiliated transactions, material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares are required to be approved by the holders of at least two-thirds of the remaining voting shares. Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of a 10% holder or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, that increases the percentage of voting shares owned beneficially by a 10% holder by more than five percent. For three years following the time that a shareholder becomes an interested shareholder, a Virginia corporation cannot engage in an affiliated transaction with the interested shareholder without approval of two-thirds of the disinterested voting shares and a majority of the disinterested directors. A disinterested director is a director who was a director on the date on which an interested shareholder became an interested shareholder or was recommended for election or elected by a majority of the disinterested directors then on the board. After three years, the approval of the disinterested directors is no longer required. The provisions of this statute do not apply if a majority of disinterested directors approve the acquisition of shares making a person an interested shareholder. As permitted by Virginia law, we have opted out of the affiliated transactions provisions.

Director Standards of Conduct. Under Virginia law, directors must discharge their duties in accordance with their good faith business judgment of the best interests of the corporation. Directors may rely on the advice or acts of others, including officers, employees, attorneys, accountants and board committees if they have a good faith belief in their competence. Virginia law provides that, in determining the best interests of the corporation, a director may consider the possibility that those interests may best be served by the continued independence of the corporation.